Exhibit (d)(ii)

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (this “Agreement”) is made and entered into on December 31, 2014, , by and among Lattice Strategies LLC a Delaware limited liability company located at One Embarcadero Center, Suite 2350,San Francisco, California 94111 (“Advisor”), and Mellon Capital Management Corporation, a Delaware corporation, located at 50 Fremont Street, Suite 3900, San Francisco, California 94105 (“Sub-Advisor”)

WHEREAS, Lattice Strategies Trust, a Delaware statutory trust located at One Embarcadero Center, Suite 2350, San Francisco, California 94111 (“Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, each of the Funds named in Appendix A hereto (each, a “Fund”, and collectively, “Funds”) is a separate series of the Trust having separate assets and liabilities;

WHEREAS, the Advisor and the Sub-Advisor are each engaged in the business of rendering investment advice; and

WHEREAS, the Advisor and the Sub-Advisor are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Trust, on behalf of the Funds, has retained the Advisor to render investment management services to the Funds pursuant to an Investment Advisory Agreement dated as of December 31, 2014 (“Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement allows the Advisor to delegate certain of its responsibilities under the Investment Advisory Agreement to others; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to provide discretionary investment advice to the Allocated Portion (as defined below) and the Sub-Advisor is willing to do so pursuant to this Investment Sub-Advisory Agreement (“Agreement”); and

WHEREAS, the Advisor has the authority to determine, subject to the oversight of the Board of Trustees of the Trust (“Board”), the amount of each Fund’s assets as to which the Sub-Advisor is to provide investment advice.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, it is agreed among the parties hereto as follows:

1. APPOINTMENT OF SUB-ADVISOR.

(a) Appointment and Acceptance. The Sub-Advisor is hereby appointed and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as a discretionary investment advisor relating to that portion of each Fund’s portfolio designated by the Advisor (“Services”), plus all investments, reinvestments and proceeds of the sale thereof, including all interest, dividends and appreciation on investments, less depreciation thereof and withdrawals or redemptions therefrom (those assets being referred to as the “Allocated Portion”). In performing its obligations under this Agreement, the Sub-Advisor may not delegate performance of its duties to any other person or entity, including any one or more of its affiliates.

(b) Independent Contractor. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Funds.

(c) Representations, Warranties and Covenants of the Sub-Advisor. The Sub-Advisor represents, warrants, covenants and agrees that it:

(i) has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii) has duly executed and delivered this Agreement, and assuming due approval, execution and delivery of this Agreement and the Investment Advisory Agreement by the Advisor and the Funds, this Agreement constitutes a legal, valid and binding agreement of the Sub-Advisor enforceable against the Sub-Advisor in accordance with its terms;

(iii) is registered and will maintain its registration as an investment adviser under the Advisers Act;

(iv) shall promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or under the Advisers Act or otherwise;

(v) is registered with the Commodity Futures Trading Commission (“CFTC”) in all capacities, if any, in which the Sub-Advisor is required under the Commodity Exchange Act (“CEA”) and the CFTC’s regulations to be so registered and is registered with the National Futures Association (“NFA”) if required to be a member thereof;

(vi) shall comply with such other requirements of the CEA and CFTC regulations that apply to Sub-Advisor with regard to the Services;

(vii) will maintain each such registration, license or membership in effect at all times during the term of this Agreement and will obtain and maintain such additional governmental, self-regulatory, exchange or other licenses, approvals and/or memberships and file and maintain effective such other registrations as may be required to enable the Sub-Advisor to perform its obligations under this Agreement;

(viii) shall cooperate by reasonably assisting the Advisor in fulfilling any disclosure or reporting requirements applicable to the Funds under the CEA and/or CFTC regulations relating to the Allocated Portion or the Services;

(ix) has delivered to the Advisor and the Trust a copy of its Form ADV as most recently filed with the Securities and Exchange Commission (“SEC”) and shall promptly furnish the Advisor and the Trust any material amendments or supplements to its Form ADV;

(x) pursuant to Rule 206(4)-7 under the Advisers Act, has adopted written policies and procedures designed to prevent violations of the Advisers Act and the rules thereunder, including policies and procedures designed to minimize potential conflicts of interest among the Funds and any other accounts advised or managed by it or its affiliates, such as cross trading policies, as well as those designed to ensure the equitable allocation of portfolio transactions and brokerage commissions;

(xi) has adopted a written code of ethics complying with the requirements of Rule 204A-1 of the Advisers Act, which will allow the Advisor to comply with the requirements of Rule 17j-1 under the 1940 Act, and, if it has not already done so, will provide the Advisor and the Trust with a copy of such code of ethics upon the execution of this Agreement. On at least an annual basis, the Sub-Advisor will comply with the reporting requirements of Rule 17j-1, which may include: (i) certifying to the Advisor that the Sub-Advisor and its access persons have complied with the Sub-Advisor’s code of ethics with respect to the Allocated Portion, and (ii) identifying any material violations of the Sub-Advisor’s code of ethics that has occurred with respect to the Allocated Portion;

(xii) has adopted policies and procedures as required under Section 204A of the Advisers Act, which are reasonably designed in light of the nature of its business to prevent the misuse, in violation of the Advisers Act or the Exchange Act or the rules thereunder, of material non-public information by the Sub-Advisor or certain associated persons, and has adopted policies and procedures to monitor and restrict securities trading by certain employees of the Sub-Advisor;

(xiii) shall not receive any incentive fees for outperforming the underlying Licensed Index of any Fund;

(xiv) to the best of Sub-Advisor’s knowledge, is not currently the subject of, and has not been the subject of during the last (3) years, any enforcement action by the SEC, CFTC or other regulatory authority;

(xv) shall provide the Trust with the certification required by Rule 17j-1 under the 1940 Act;

(xvi) shall promptly notify the Advisor in the event that the Sub-Advisor becomes aware that the Sub-Advisor (a) is the subject of an administrative proceeding or enforcement action by the SEC, CFTC or other regulatory authority or (b) is served notice of any action, suit or proceeding, at law or in equity, before or by any court, governmental authority or administrative or self-regulatory agency, involving the Sub-Advisor’s management of the Allocated Portion or that may, in the reasonable determination of the Sub-Advisor in respect of the period beginning on the date of determination and the subsequent sixty (60) calendar days, have a material impact on the ability of the Sub-Advisor to provide the Services;

(xvii) maintains errors and omissions insurance coverage in an appropriate scope and amount and shall upon request provide to Advisor a certificate of insurance evidencing same;

(xviii) is not a party to any agreement, arrangement, or understanding such as a non-compete that would restrict or limit the ability of the Trust, the Advisor or any of their respective affiliates to employ or engage the Sub-Advisor now or in the future, to manage the Allocated Portion;

(xix) has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Advisor, its employees, officers, and agents. Upon reasonable notice to and reasonable request, the Sub-Advisor shall provide the Advisor with access to the Sub-Advisor’s chief compliance officer in order to enable the Funds to comply with Rule 38a-1 under the 1940 Act. The Sub-Advisor will also provide, at the reasonable request of the Advisor, periodic certifications as to the Sub-Advisor’s compliance with the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act, in providing the Services and regarding the adequacy of the Sub-Advisor’s compliance policies and procedures as they relate to the Allocated Portion, and the effectiveness of their implementation;

(xx) acknowledges receipt of the Funds’ most current prospectus and statement of additional information contained in the Trust’s registration statement (collectively, the “Prospectus”);

(xxi) acknowledges and agrees that it has not received legal or regulatory advice from the Funds, the Advisor or any of their respective employees or representatives, and is not entitled to rely on any statements or omissions by such employees or representatives regarding applicable law or regulation in satisfying its obligations hereunder, including its obligation to comply with all applicable laws and regulations; provided, however, that the Sub-Advisor may rely on statements made in the Funds’ Prospectus and on the Investment Guidelines provided by Advisor, to the extent such documentation sets forth the investment principles and restrictions relating to the management of the Allocated Portion;

(xxii) shall comply with all laws, rules, regulations and orders applicable to the Sub-Advisor with regard to the Services; and

(xxiii) will promptly notify the Advisor if any of the above representations in this Section 1(c) are no longer true and accurate.

(d) Representations, Warranties and Covenants of Advisor. The Advisor represents, warrants, covenants and agrees that it:

(i) has been appointed by the Board to serve as the investment adviser to the Funds pursuant to a duly executed Investment Advisory Agreement that has been approved by the Board and shareholders of the Funds, consistent with the requirements of Section 15 of the 1940 Act;

(ii) has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(iii) is and will maintain its registration as an investment adviser registered under the Advisers Act;

(iv) has the authority under the Investment Advisory Agreement to appoint the Sub-Advisor, subject to the approval by the Board;

(v) is registered with the CFTC in all capacities, if any, in which the Advisor is required under the CEA and the CFTC’s regulations to be so registered and is registered with the NFA if required to be a member thereof;

(vi) confirms that (i) each Fund is an “eligible contract participant” as defined in Section 1a(18) of the CEA and CFTC Rule 1.3(m) thereunder and a “qualified eligible person” as defined in Rule 4.7 of the CFTC and (ii) consents to each Fund being treated as an exempt account under Rule 4.7 of the CFTC;

(vii) will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(viii) to the best of Advisor’s knowledge, is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by the SEC, CFTC or other regulatory authority;

(ix) shall promptly notify the Sub-Advisor in the event that the Advisor becomes aware that the Advisor (a) is the subject of an administrative proceeding or enforcement action by the SEC, CFTC or other regulatory authority or (b) is served notice of any action, suit or proceeding, at law or in equity, before or by any court, governmental authority or administrative or self-regulatory agency, involving the Advisor’s management of the Funds or that may, in the reasonable determination of the Advisor in respect of the period beginning on the date of determination and the subsequent sixty (60) calendar days, have a material impact on the ability of the Advisor to provide investment advisory services to the Funds or to engage the Sub-Advisor for the services;

(x) has provided the Sub-Advisor with the Funds’ most current Prospectus, the Investment Guidelines (as defined in Section 4), the Funds’ investment policies and investment restrictions and the instructions, policies and directions of the Trustees and the Advisor pertaining to the Funds and the Allocated Portion, as now in effect. The Advisor shall promptly furnish to the Sub-Advisor copies of all amendments or supplements to the foregoing documents as well as such other information as is reasonably necessary for the Sub-Advisor to carry out its obligations under this Agreement;

(xi) except as required by applicable law or in accordance with a regulatory inquiry, will keep confidential any identifiable information in respect of the sub-advisory fees paid to the Sub-Advisor pursuant to this Agreement;

(xii) shall comply with all laws, rules, regulations and orders applicable to the Advisor with regard to the Funds; and

(xiii) will promptly notify the Sub-Advisor if any of the above representations in this Section 1(d) are no longer true and accurate.

2. PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Within the framework of the Fundamental policies, investment objectives, and investment restrictions of the Funds as set forth in the Prospectus and the Investment Guidelines, and subject to the supervision of the Advisor and oversight of the Board, the Sub-Advisor shall manage the Allocated Portion. The Sub-Advisor shall be responsible to make all decisions to purchase and sell securities and other investments for the Funds and to place all orders for the purchase and disposition of securities, financial instruments and other investments. The Sub-Advisor shall manage the Allocated Portion, in accordance with the Funds’ investment objectives, policies and restrictions as stated in the Prospectus and in accordance with this Agreement. The Advisor has the right at any time to reallocate the portion of the Funds’ assets allocated to the Allocated Portion pursuant to this Agreement if the Advisor deems such reallocation appropriate.

(a) In providing the Services under this Agreement, the Sub-Advisor acknowledges that the Allocated Portion is subject to and should comply with:

(i) this Agreement, the 1940 Act, and all other applicable federal laws and regulations, including rules and regulations adopted by the SEC and Subchapter M of the Internal Revenue Code of 1986 (as applicable to registered investment companies, as defined therein), as amended from time to time (collectively, “Relevant Law”);

(ii) the terms and conditions of all exemptive orders, no–action letters and any other form of regulatory relief granted by the SEC, CFTC or other regulatory authority to, or on behalf of, the Trust, including but not limited to relief granted in connection with the structure and operation of an “exchange-traded fund”;

(iii) the Investment Guidelines of the Allocated Portion furnished pursuant to Section 4;

(iv) the investment restrictions, objectives, strategies and policies set forth in the Prospectus;

(v) the written instructions of the Board as provided to the Sub-Advisor;

(vi) the Trust’s Amended and Restated Declaration of Trust and By-Laws, as each may be amended from time to time and as provided to the Sub-Advisor; and

(vii) such specific written instructions as the Board or the Advisor may adopt and provide to the Sub-Advisor.

All documents, instructions and policies referenced in this Section 2(a), and any changes thereto, shall be provided reasonably in advance in writing to the Sub-Advisor. The Advisor acknowledges and agrees, however, that ultimate responsibility for the Allocated Portion’s compliance with the Relevant Law, documents, instructions and policies referenced in this Section 2(a) lies with the Advisor. The Sub-Advisor shall promptly notify the Advisor if it is unable to comply with any of the foregoing in the provision of the Services.

(b) For the purpose of complying with Rule 10f-3(a)(6)(ii), Rule 12d3-1(c)(3)(ii) and Rule 17a-10(a)(2) under the 1940 Act, the Sub-Advisor hereby agrees that: (i) with respect to the Services for the Allocated Portion, it will not consult with any other sub-advisor to the Funds, or with any sub-advisor that is principal underwriter for the Funds or an affiliated person of such principal underwriter; (ii) with respect to the Services for the Allocated Portion, it will not consult with any sub-advisor to a separate series of the Trust for which the Advisor serves as investment advisor, or with any sub-advisor to the Funds that is a principal underwriter to the Funds or an affiliated person of such principal underwriter; and (iii) its responsibility in providing investment advisory services to the Funds shall be limited solely to the Allocated Portion.

(c) The Sub-Advisor shall monitor compliance of the Allocated Portion with the Investment Guidelines and the Prospectus (as applicable to the Allocated Portion) and shall report to Advisor promptly upon its determination that any transactions or holdings of the Allocated Portion may be in non-compliance of the Investment Guidelines or the Prospectus (as applicable to the Allocated Portion), regardless of whether the non-compliance was caused by instructions provided by the Sub-Advisor. To the extent that the Sub-Advisor has actual knowledge of any such non-compliance, it shall provide advice to and consult with the Advisor to correct any such non-compliance of the Investment Guidelines or Prospectus.

(d) The Sub-Advisor must use reasonable efforts to satisfy promptly any reasonable instruction relating to the Services being provided to the Allocated Portion.

(e) The Sub-Advisor will, at its own expense:

(i) advise the Advisor in connection with investment policy decisions to be made by the Sub-Advisor regarding the Allocated Portion;

(ii) submit such reports or information as the Advisor or the Funds may reasonably request to assist the custodian, administrator or Funds accounting agent in its or their determination of the market value of securities held in the Funds. Such assistance includes (but is not limited to): (a) designating and providing access to one or more employees or an internal committee of the Sub-Advisor who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be reasonably made available for consultation when the Trust’s Valuation Committee convenes; (b) assisting the Advisor or the custodian in obtaining bids and offers or quotes from brokers/dealers or market-makers with respect to securities held by the Allocated Portion, upon the reasonable request of the Advisor or custodian; and (c) upon the reasonable request of the Advisor or custodian, providing information to the Advisor or the Trust’s Valuation Committee for purposes of fair valuations. The parties acknowledge that the Sub-Advisor and the custodian or recordkeeping agent of the Funds may use different pricing vendors, which may result in valuation discrepancies;

(iii) to the extent applicable, prepare and maintain, or cause to be prepared and maintained, for the period required by Rule 31a-2 under the 1940 Act, all records required to be maintained by paragraphs (b)(5), (b)(6), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act, in each case relating solely to the Services being provided to the Allocated Portion pursuant to this Agreement. To the extent required by law, the books and records pertaining to the Allocated Portion, which are in possession of the Sub-Advisor, shall be the property of the Trust (although the foregoing will not prohibit the Sub-Advisor from maintain copies of all such records). The Advisor or its representatives, shall have access to such books and records at all times during the Sub-Advisor’s normal business hours. Upon the reasonable request of the Advisor, copies of any such books and records shall be provided promptly by the Sub-Advisor to the Advisor or its representatives. For greater certainty, the Advisor acknowledges that it will not be given access to the Sub-Advisor’s electronic database, email system or internal working files;

(iv) reasonably cooperate with the Funds’ independent public accountants and shall take reasonable action to make all reasonable information (as applicable to the Allocated Portion) in the Sub-Advisor’s possession available to the accountants for the performance of the accountants’ duties;

(v) reasonably assist in the preparation of periodic reports by each Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Funds’ shares, or to meet other regulatory or tax requirements applicable to the Funds, under federal and state securities and tax laws; provided, however, that the Sub-Advisor shall only be responsible for providing assistance with respect to the portions of such reports or filings that relate to the Allocated Portion.

(vi) furnish to the Board such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 9 hereof;

(vii) notify the Advisor and the Trust of any change of control of the Sub-Advisor, and of any changes to key personnel who are portfolio manager(s) of the Allocated Portion and, to the extent reasonably practicable, to provide such notifications in time sufficiently prior to any such change to enable the Advisor and the Trust to comply with any applicable provisions of the 1940 Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation with respect to any such change;

(viii) report to the Advisor prior to each meeting of the Board, all material developments in the Allocated Portion of which the Sub-Advisor is aware since the prior report, and, as reasonably requested by the Advisor, furnish the Board from time to time with such relevant background information as the Sub-Advisor may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Allocated Portion holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Allocated Portion maintains investments, or otherwise;

(ix) provide reasonable assistance to the Trust, with respect to the Sub-Advisor’s management of the Allocated Portion, in connection with (a) the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder and (b) Rule 38a-1 of the 1940 Act. With respect to compliance with Rule 38a-1 of the 1940 Act, such assistance shall include, but not be limited to, (i) upon the reasonable request of the Trust, certify periodically as to the adequacy of the Sub-Advisor’s compliance policies and procedures (“Sub-Advisor’s Compliance Program”) and the effectiveness of the implementation of the Sub-Advisor’s Compliance Program, as it relates to the Funds; (ii) reasonably cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of the Funds’ compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to its chief compliance officer; (iv) upon reasonable request, providing the Trust’s chief compliance officer with periodic reports relating to the effectiveness of the implementation of the Sub-Advisor’s Compliance Program as it relates to the Allocated Portion; and (v) providing notice of any material compliance matters (as defined in Rule 38a-1(e)(2)) relating to the Sub-Advisor’s Compliance Program in respect of the Allocated Portion; and

(x) attend regular business and investment related meetings with the Board and the Advisor, as reasonably requested by the Trust, the Advisor, or both.

3. PROXY VOTING AND LEGAL PROCEEDINGS.

Sub-Advisor shall be responsible for voting proxies with respect to investments of the Allocated Portion under this Agreement. Sub-Advisor shall vote proxies in accordance with its proxy voting policies. Sub-Advisor will have no obligation to advise, initiate or take any other action on behalf of the Advisor, the Board or the Funds in any legal proceedings (including, without limitation, class actions and bankruptcies) relating to the securities comprising the Allocated Portion or any other matter. Sub-Advisor will not file proofs of claims relating to the securities comprising the Allocated Portion or any other matter and will not notify the Advisor, the Board, the Funds or the custodian of the Funds of class action settlements or bankruptcies relating to the Allocated Portion.

4. INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS.

Advisor shall provide the Sub-Advisor with a statement of each Fund’s investment objectives and policies of the Allocated Portion and any specific investment restrictions applicable thereto, as amended from time to time (“Investment Guidelines”), and with the Prospectus. Advisor and the Sub-Advisor may modify the Investment Guidelines upon written agreement.

5. ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Advisor specifically agrees that the Funds shall assume the expense of:

(a) the Funds’ investments, including cost of securities and other investments purchased by the Funds, brokerage commissions for transactions in the portfolio investments of the Funds and any fees and charges associated with transactions for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b) custodian fees and expenses;

(c) registration costs;

(d) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Funds to federal, state or other government agencies; and

(e) interest payable on any Funds borrowings.

The Sub-Advisor shall be responsible for providing the personnel, office space and equipment, including any investment related software or technology resources, reasonably necessary for it to provide the Services to the Allocated Portion. The Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, including, without limitation, all costs associated with its personnel attending or otherwise participating in regular or special meetings of the Board or shareholders of the Trust, or with the Advisor, as reasonably requested. The Sub-Advisor shall be responsible for all reasonable costs (including, but not limited to, the legal fees) associated with any special meetings of the Trustees convened solely due to an action that the Trustees must take on account of the Sub-Advisor including but not limited to an assignment of this Agreement by the Sub-Advisor. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Funds and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

6. SUB-ADVISORY FEES.

For all of the services rendered with respect to the Funds as herein provided, the Advisor shall pay to the Sub-Advisor a management fee at the annual rate set forth on Schedule A (for the payment of which the Funds shall have no obligation or liability) based on the Current Net Assets of the Allocated Portion (as defined below). Such fee shall be accrued daily and payable monthly, within thirty (30) days of each calendar month. In the case of termination of this Agreement with respect to the Funds during any calendar month, the fee with respect to such Allocated Portion accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Allocated Portion’s net assets as of the most recent preceding day for which each Fund’s net assets were computed.

7. PORTFOLIO TRANSACTIONS.

(a) Sub-Advisor may place orders for the execution of transactions with or through such brokers, dealers or banks as the Sub-Advisor may select and, subject to Section 28(e) of the Securities Exchange Act of 1934 and other applicable law, may pay commissions on transactions in excess of the amount of commissions another broker or dealer would have charged. The Sub-Advisor will seek best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness to the Manager. In no event shall the Sub-Advisor be under any duty to obtain the lowest commission or best net price for the accounts on any particular transaction. Sub-Advisor is not under any duty to execute transactions for the Funds before or after transactions for other like accounts managed by the Sub-Advisor. Sub-Advisor may aggregate sales and purchase orders of securities or derivatives held in the accounts with similar orders being made simultaneously for other portfolios managed by the Sub-Advisor if, in the Sub-Advisor’s reasonable judgment, such aggregation shall result in an overall economic benefit to the accounts.

(b) Sub-Advisor shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other trading arrangements with respect to all portfolio transactions entered into by the Sub-Advisor for the Funds. Sub-Advisor is authorized to direct the Advisor to execute any documentation that may be necessary to establish such brokerage and trading arrangements and accounts.

(c) Sub-Advisor shall have the specific power to direct the custodian, in accordance with the custodian’s powers under the custody agreement, to subscribe for any security, to exercise any rights to securities or to sell the same, to exchange, to exercise, to sell or to convert any warrants or any securities to any other securities or to take any other action available to the custodian; provided, however, unless permitted by law or administrative rule or Advisor authorization, the Sub-Advisor shall not act (or receive fees, commissions, compensation or other payments for acting), either directly or indirectly, as either a broker, dealer, underwriter or principal to any transaction concerning the assets.

(d) Sub-Advisor shall promptly notify the Advisor of each transaction and shall be the sole entity to so notify the Advisor. The form and type of such notice shall be established by agreement by and between the Sub-Advisor and the Advisor. Any action taken for the purposes of this Agreement by the custodian at its discretion, with regard to the placement of securities transactions shall be the custodian’s sole liability and responsibility, including the performance of any broker. In the event a controversy arises between the custodian and any broker or dealer or underwriter with regard to any transaction, custodian or the Funds shall be responsible to institute any proceedings it deems necessary in order to protect the assets or to promptly notify the Advisor of such controversy and to thereafter act upon the directions of the Advisor.

8. STANDARD OF CARE; LIABILITY; INDEMNITY.

(a) The Sub-Advisor shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but the Sub-Advisor and its partners, officers or employees shall not be liable for any action taken or omitted by the Sub-Advisor in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Funds or any shareholder of the Funds may have under any federal securities law or state law. The Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (the “1933 Act”), except for information regarding the Sub-Advisor or the Allocated Portion that has been specifically approved by the Sub-Advisor in writing for inclusion therein.

(b) Except for such Advisor Disabling Conduct (defined below), the Sub-Advisor shall indemnify the Trust, the Advisor and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (“Advisor Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) (i) arises out of or is based upon or in connection with any material misstatement or omission of a material fact in information regarding the Sub-Advisor furnished in writing to the Advisor by the Sub-Advisor for the purpose of inclusion in the Prospectus; (ii) arises out of or is based upon any material breach of any of the representations, warranties, covenants or obligations of the Sub-Advisor with respect to this Agreement; or (iii) arises out of or is based upon the willful misconduct, bad faith, gross negligence, or reckless disregard of obligations or duties of the Sub-Advisor in the performance of its duties under this Agreement (collectively, “Sub-Advisor Disabling Conduct”).

(c) Except for such Sub-Advisor Disabling Conduct, the Advisor shall indemnify the Sub-Advisor and the Sub-Advisor’s officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Advisor (collectively, “Sub-Advisor Indemnified Parties”) against, and hold such Sub-Advisor Indemnified Parties harmless from, any and all Losses (or actions with respect thereto) arising from any Proceedings in so far as such Loss (i) arises out of or is based upon any material breach of any of the representations, warranties, covenants or obligations of the Advisor with respect to this Agreement, or (ii) arises out of or is based upon the Advisor’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement (collectively, “Advisor Disabling Conduct”).

(d) Without limiting the foregoing, the Sub-Advisor shall not have any responsibility for and shall not be liable to the Advisor, its officers, directors, agents, employees, controlling persons or shareholders or to the Trust or its shareholders for (i) any acts of the Advisor or any other sub-advisor to the Funds with respect to the portion of the assets of the Trust not managed by the Sub-Advisor and (ii) acts of the Sub-Advisor which result from or are based upon acts of the Advisor, including, but not limited to, a failure of the Advisor to provide accurate and current information with respect to any records maintained by Advisor or any other sub-advisor to the Funds, which records are not also maintained by the Sub-Advisor or, to the extent such records relate to the portion of the assets managed by the Sub-Advisor, otherwise available to the Sub-Advisor upon reasonable request, provided, in all cases, that the liability was not attributable to the Sub-Advisor’s willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

(e) The Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

(f) For the avoidance of doubt, neither the holders of shares of the Funds nor the members of the Board shall be personally liable under this Agreement, except where the Board has acted in bad faith, fraudulently, with willful misconduct, gross negligence or reckless disregard of its duties to the Funds. Except as provided under this Agreement (including, without limitation, under Section 8(c) above), the Sub-Advisor agrees that, for any claim by it against the Funds in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the Funds for satisfaction and that it shall have no claim against the Trust’s trustees or the assets of any other portfolios of the Trust.

(g) Neither party will be liable to the other for any indirect, incidental, consequential, special, exemplary or punitive damages.

(h) Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Advisor shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Funds resulting from any event beyond the reasonable control of the Sub-Advisor or its agents, including but not limited to nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Accounts’ property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

9. TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT.

(a) This Agreement shall go into effect with respect to an individual Fund at the time such Fund commences operations pursuant to an effective amendment to the Trust’s registration statement under the 1933 Act and shall remain in effect for two years from the date thereof unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for each Fund at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of such Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b) This Agreement may be terminated (i) by the Trust on behalf of any Fund at any time without payment of any penalty, (ii) by the Board, by the Advisor, or by vote of a majority of the outstanding voting securities of such Fund without the payment of any penalties, upon thirty (30) days’ written notice to the Sub-Advisor, (iii) by the Sub-Advisor upon ninety (90) days’ written notice to the Funds and the Advisor, or (iv) by the Sub-Advisor, in the event of Advisor Disabling Conduct that is not reasonably able to be cured or has not been cured within ten (10) business days of the Trust’s receipt of written notice from the Sub-Advisor of such Advisor Disabling Conduct, upon fifteen (15) days’ written notice. In the event of a termination with respect to one or more Funds, the Sub-Advisor shall reasonably cooperate in the orderly transfer of the affairs of such Fund(s) and, at the request of the Board or the Advisor, transfer any and all books and records of the Fund(s) maintained by the Sub-Advisor on behalf of the Fund(s) pursuant to this Agreement;

(c) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act; and

(d) This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated. Advisor will promptly notify the Sub-Advisor of any notice the Advisor receives that the Investment Advisory Agreement will be terminated.

10. OTHER SERVICES OF THE SUB-ADVISOR.

For the avoidance of doubt, the Sub-Advisor is not limited by this Agreement from acting as an investment adviser to any other investment products, whether registered under the 1940 Act or not. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.

The Advisor acknowledges that the Sub-Advisor will perform its investment advisory services in accordance with the particular facts unique to particular clients and their assets, such as investment objectives, tax, legal and regulatory considerations and cash availability, and that these factors will affect investment decisions. The Advisor acknowledges that the Sub-Advisor, in its sole discretion, may give advice to and take action with respect to any of its other clients which may differ from the advice given to the Advisor. Furthermore, as the Sub-Advisor has no authority to enter into or effect portfolio transactions on behalf of the Funds, the timing of portfolio transactions effected by the Advisor upon the advice of the Sub-Advisor will differ from the timing of portfolio transactions effected by the Sub-Advisor for its other clients. The Advisor acknowledges that such timing differences may impact the price of the instruments being purchased or sold.

11. COOPERATION AND COMPLIANCE.

(a) The Sub-Advisor agrees to cooperate with and provide reasonable assistance to the Advisor, the Funds, the Funds’ custodian, accounting agent, administrator, middle office servicer, pricing agents, independent auditors and all other agents, representatives and service providers of the Funds and the Advisor, and to provide the foregoing persons such information with respect to the Allocated Portion as they may reasonably request from time to time in the performance of their obligations; provide prompt responses to reasonable requests made by such persons; and establish and maintain appropriate operational programs, procedures and interfaces with such persons so as to promote the efficient exchange of information and compliance with Relevant Law, and the Investment Guidelines and other restrictions and policies of the Funds.

(b) The Sub-Advisor shall use its reasonable efforts to provide the Advisor, the Funds or the Board with such information and assurances reasonably requested (including certifications and sub-certifications) and with such reasonable assistance as the Advisor, the Funds or the Board may reasonably request from time to time in order to assist it in complying with applicable laws, rules, regulations and exemptive orders, including requirements in connection with the Advisor’s, the Funds’ or the Board’s fulfillment of its responsibilities under Section 15(c) of the 1940 Act and the preparation and/or filing of periodic and other reports and filings required to maintain the registration and qualification of the Funds, or to meet other regulatory or tax requirements applicable to the Funds, under federal and state securities, commodities and tax laws and other applicable laws. The Sub-Advisor shall review draft reports to shareholders, registration statements or amendments thereto or portions thereof that specifically relate to the Allocated Portion or the Sub-Advisor and other documents provided to the Sub-Advisor that relate specifically to the Allocated Portion, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information provided by the Sub-Advisor and/or contained in such reports or other documents.

(c) The Sub-Advisor shall notify the Advisor promptly upon determination of any material error in connection with its management of the Allocated Portion, including but not limited to any trade errors, whether the responsibility of the Sub-Advisor in delivery of the investment program of the Funds (such error, a “Sub-Advisor Error”) or an error of the Advisor (such error, an “Advisor Error”). In the event of a Sub-Advisor Error, the Sub-Advisor shall provide a memorandum to the Advisor that sufficiently describes any such error and the action to be taken to prevent future occurrences of such error or, alternatively, a statement that the Sub-Advisor has reviewed the relevant controls, and has determined those controls are reasonably designed to prevent additional errors in the future (and, to the extent relevant, that such controls are reasonably designed to prevent violations of the federal securities laws), and as such no further action is required. Further, if the Sub-Advisor Error was caused by a breach of the Sub-Advisor’s standard of care set forth in Section 8(a), then the Sub-Advisor shall correct the Sub-Advisor Error to the satisfaction of the Advisor and the Funds, which may include reimbursement to the Funds of costs incurred due to the error. In the event of an Advisor Error, the Sub-Advisor’s sole responsibility shall be to promptly notify the Advisor of such error after the Sub-Advisor has determined that an Advisor Error has occurred.

(d) The Sub-Advisor shall notify the Advisor promptly if it becomes aware of any material breach of any of the Investment Guidelines, compliance policies and procedures of the Funds relating to the Allocated Portion, and of any violation of any Relevant Law, including the 1940 Act and Subchapter M of the Internal Revenue Code, relating to the Allocated Portion; provided, however, that such duty to report does not create an obligation on the part of the Sub-Advisor to actively investigate or monitor the Funds’ compliance with its compliance program or Relevant Law. The Sub-Advisor shall also notify the Advisor promptly upon detection of any material violations of the Sub-Advisor’s own compliance policies and procedures that relate to its providing investment advice to the Allocated Portion.

(e) The Sub-Advisor shall provide access to its compliance policies and procedures pertaining to its services provided to the Allocated Portion under this Agreement to the Funds’ Chief Compliance Officer to permit the Funds’ Chief Compliance Officer to conduct review and oversight of such policies and procedures in accordance with Rule 38a-1 under the 1940 Act and shall notify the Advisor, via quarterly certification, of: (1) any material changes to its compliance policies and procedures; (2) any new material policies and procedures that the Sub-Advisor adopts pursuant to Rule 206(4)-7 under the Advisers Act or otherwise as they pertain to activities performed for or on behalf of the Allocated Portion; and (3) the retirement of any material policies and procedures previously adopted by the Sub-Advisor pursuant to Rule 206(4)-7 under the Advisers Act or otherwise as they pertained to activities performed for or on behalf of the Allocated Portion. The Funds, the Advisor, or the Funds’ Chief Compliance Officer may make any reasonable request for the provision of information or for other cooperation from the Sub-Advisor with respect to the Sub-Advisor’s duties under this Agreement, and the Sub-Advisor shall use its best efforts to promptly comply with such request, including without limitation providing access to the Funds, the Advisor, or the Funds’ Chief Compliance Officer with such documents, reports, data and other information as the Funds may reasonably request regarding recommendations made by the Sub-Advisor in respect of the Allocated Portion, the Sub-Advisor’s performance hereunder or compliance with the terms hereof, and participating in such meetings (and on-site visits among representatives of the Funds and the Sub-Advisor) as the Funds may reasonably request.

12. INSURANCE.

The Sub-Advisor shall maintain errors and omissions insurance coverage and commercial general liability insurance coverage, each in a commercially reasonable amount, and from insurance providers that are in the business of regularly providing insurance coverage to investment advisers. Upon request, the Sub-Advisor shall provide to the Advisor certificates of insurance evidencing same.

13. NO BORROWING.

The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Funds or pledge or use the Funds’ assets in connection with any borrowing not directly for the Funds’ benefit. For this purpose, failure to pay any amount due and payable to the Funds for a period of more than thirty (30) days shall constitute a borrowing.

14. AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

15. SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

16. NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Funds (a) all records and other information relative to the Funds’ prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (“G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor. Notwithstanding the foregoing and for the avoidance of doubt, such prior notification and written approval shall not be required where the Sub-Advisor has received a request to divulge such information by duly constituted authorities or is required to do so by law.

17. ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Advisor represents, warrants and agrees that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”) it has adopted an anti-money laundering policy and program (“Sub-Advisor AML Policy”). The Sub-Advisor agrees to comply with the Sub-Advisor AML Policy.

The Advisor represents, warrants and agrees that, in compliance with AML Laws it has adopted an anti-money laundering policy and program (“Advisor AML Policy”). The Advisor agrees to comply with the Advisor AML Policy. The Advisor acknowledges that the Funds, or such service providers as it may engage to perform such services, shall be responsible for compliance with AML Laws with respect to the shareholders of the Funds.

18. CONFIDENTIALITY.

(a) Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (“Confidential Information”). The Sub-Advisor understands that the investment program, holdings, performance or any other information regarding the Allocated

Portion is the property of the Trust and may be used by the Trust, or by the Advisor as its agent, in the Funds’ discretion; provided, however, that the Sub-Advisor may retain and utilize holdings and performance information of the Allocated Portion. Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except: (a) to its affiliates, employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b)(i) in accordance with a judicial or other governmental order; (ii) in accordance with a regulatory audit, inquiry or other regulatory request; or (iii) when such disclosure is required by law, provided that the receiving party shall obtain a confidentiality undertaking where possible.

(b) Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

(c) Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

19. USE OF NAMES.

(a) The Sub-Advisor from time to time shall make available, without charge to the Advisor or the Trust, any marks or symbols owned by the Sub-Advisor (“Mark”), including marks or symbols containing the Mark or any variation thereof, to use in the Funds’ Prospectus and/or Funds sales literature. Upon termination of this Agreement, the Advisor and the Trust must promptly cease use of the Mark.

(b) During the term of this Agreement and after its termination, the Sub-Advisor shall not use the name of the Funds, the Advisor or Lattice (or its affiliates using the Lattice name) or any combination or derivation thereof in any material relating to the Sub-Advisor in any manner not approved prior thereto in writing by the Advisor. Notwithstanding the foregoing, the Sub-Advisor may disclose its relationship with the Advisor in specific marketing materials to prospective accounts and include the Allocated Portion’s performance in calculating composites.

(c) The Sub-Advisor shall not use the name of the Trust or any Funds on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust’s or Funds’ names which merely refers in accurate and factual terms to the Trust or Funds in connection with the Sub-Advisor’s role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

20. NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, electronic mail, website or other widely-used electronic medium, by hand or by commercial overnight delivery service, addressed as follows:

LATTICE STRATEGIES, LLC (Advisor)

One Embarcadero Center,

Suite 2350

San Francisco, California 94111

Attn: Albert Y. Lee

Tel: (415) 508-4983

Fax: (415) 598-5102

MELLON CAPITAL MANAGEMENT CORPORATION:

50 Fremont Street

Suite 3900

San Francisco, California 94105

Attn: Client Service Manager

Fax: (415) 777-5699

LATTICE STRATEGIES TRUST (Trust)

c/o LATTICE STRATEGIES, LLC

One Embarcadero Center,

Suite 2350

San Francisco, California 94111

Attn: Albert Y. Lee

Tel: (415) 508-4983

Fax: (415) 598-5102

By consenting to the electronic delivery of any notice, documentation or other communication in respect of this Agreement or as required pursuant to applicable law, the Advisor authorizes the Sub-Advisor to deliver all communications by email or other electronic means, including, without limitation, posting electronically on the Sub-Advisor’s website (http://www.mcm.com) on the Advisor’s homepage.

21. GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

22. SERIES OF LATTICE STRATEGIES TRUST

Each Fund is a series of the Trust, and the parties hereto acknowledge that each series established under the Trust has the power and authority under the Delaware Statutory Trust Act and the Amended and Restated Declaration of Trust of the Trust to enter into contractual arrangements solely in the name of such series and undertake obligations or liabilities separate and apart from the obligations or liabilities of any other series of the Trust or the Trust generally. Accordingly, the parties agree that this Agreement is entered into by, and shall constitute a separate agreement of, such series and shall not be binding on, or create any obligation or liability whatsoever in respect of, any other series of the Trust or the Trust generally.

23. ASSIGNMENT.

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

24. MULTIPLE ORIGINALS.

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

LATTICE STRATEGIES, LLC

By:
Name:	Darek Wojnar
Title:	President

MELLON CAPITAL MANAGEMENT CORPORATION

By:
Name:
Title:

APPENDIX A

TO

INVESTMENT SUB- ADVISORY AGREEMENT

NAMES OF FUNDS

LATTICE DEVELOPED MARKETS (ex-US) STRATEGY ETF

LATTICE EMERGING MARKETS STRATEGY ETF

LATTICE REAL ESTATE STRATEGY ETF

LATTICE U.S. EQUITY STRATEGY ETF

LATTICE. GLOBAL SMALL CAP STRATEGY ETF

SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

SUB ADVISORY FEES

Fees per fund:

Annual Fees

Rate Applied to Total Annual Fund Operations Expenses

Standard Fee	12% (twelve percent) applied to Average Quarterly Net Asset Value

Minimum Floor Fee	3 bps (three basis points) applied to Average Quarterly Net Asset Value

Minimum Annual Fee	Year 1: $50,000 Year 2: $75,000 Thereafter: $100,000

Each Fund listed in Appendix A (each a “Fund” and collectively, the “Funds”) shall pay a “Rate Based Fee” or a “Minimum Floor Fee” or a “Minimum Annual Fee”, as described below.

The Rate Based Fee is derived on a quarterly basis as follows;

1.	Identify the Total Annual Fund Operating Expenses for each Fund from each Fund’s prospectus most recently delivered to the Manager by the Investment Adviser (“Total Annual Fund Operating Expenses”).

2.	Take the average daily net assets of each Fund based on the daily value of the net assets calculated by the Funds’ custodian (“Average Daily Net Asset Value”) and multiply by 12% of the Total Annual Fund Operating Expenses

3.	Prorate the fee determined for the Average Daily Net Asset Value based on the number of days in the quarter the Fund is in operation relative to the number of days in the year.

4.	For each Fund, compare the quarterly Rate Based Fee for that Fund to the Minimum Floor Fee for each Fund for such quarter. The Quarterly Minimum Floor Fee is calculated by multiplying the “Minimum Floor Fee” by the Fund’s Average Daily Net Asset Value for the quarter. If the Rate Based Fee for each Fund for such quarter is higher than the Minimum Floor Fee for that quarter, the Funds shall pay the Rate Based Fee. If the Rate Based Fee for any Fund for such quarter is less than the Minimum Floor Fee for that quarter, each such Fund shall pay the Quarterly Minimum Floor Fee.

The Minimum Annual Fee shall be calculated on a pro rata basis based on the number of days the Fund is in operation during a calendar year. For fee calculation purposes, a Fund’s commencement of operations is the date upon which assets necessary to purchase one creation unit are contributed to the Fund. A Fund’s last day of operations is the date upon which its assets are liquidated. Quarterly Rate Based Fees and Minimum Floor Fees, as applicable, will be payable in arrears on a calendar quarter basis within 30 days after the end of each calendar quarter.

If any Fund or the Advisor terminates this Agreement before the end of the twelve month period beginning on the date of the Fund’s commencement of operations, the total Minimum Annual Fee will be calculated, due and payable as if the Sub-Advisor had sub-advised such Fund for a full calendar year and the termination date is the last day of such full calendar year.